WAIVER AND FOURTH AMENDMENT TO
                                CREDIT AGREEMENT


     THIS WAIVER AND FOURTH AMENDMENT TO CREDIT AGREEMENT (the "Amendment") is dated as of August 19, 1996, and is by and between VIDEO LOTTERY TECHNOLOGIES, INC., a Delaware corporation (the "Borrower") and FIRST BANK NATIONAL ASSOCIATION, as administrative bank (the "Administrative Bank"), and FIRST BANK NATIONAL ASSOCIATION as the sole Bank party (the "Bank") to that certain Credit Agreement dated as of February 16, 1995, among the Borrower, the Administrative Bank and such Bank, as amended by that certain Amendment No. 1 to Credit Agreement and Waiver dated as of June 26, 1995, Second Amendment to Credit Agreement dated as of March 4, 1996 and Third Amendment to Credit Agreement dated as of April 30, 1996 (as so amended, the "Credit Agreement"). Capitalized terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

                                    RECITALS

WHEREAS, the Borrower has requested that the Administrative Bank and the Bank waive the Default arising under Section 10.1(d) of the Credit Agreement because of the termination of the EDS Agreement in contravention of Section 8.11 of the Credit Agreement; and

WHEREAS, the Administrative Bank and the Bank are willing to do so subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                               ARTICLE I - WAIVER

     The Administrative Bank and the Bank hereby waive the Default arising under
Section 10.1(d) of the Credit Agreement because of the termination of the EDS Agreement in contravention of Section 8.11 of the Credit Agreement. The waiver granted herein is limited to the specific Default described above and is not intended, and shall not be construed, to be a general waiver of any term or provision of the Credit Agreement or a waiver of any other existing or future Default or Event of Default.

                 ARTICLE II - AMENDMENTS TO THE CREDIT AGREEMENT

     2.1 Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

          (a) Section 1.1 of the Credit Agreement is amended by respectively amending the definitions of "Consolidated EBITDA", "Eurodollar Rate Loan Unit", "Interest

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     Periods", "Loan Documents", "Reference Rate Loan Unit", "Restricted
     Subsidiary" and "Revolving Credit Commitment" to read as follows:

          "'Consolidated EBITDA': For any period, the after-tax Consolidated Adjusted Net Income of the Borrower for such period plus the sum of the following amounts deducted in arriving at such Consolidated Adjusted Net
     Income: (a) Consolidated Interest Expense; (b) federal, state and local income taxes; and (c) depreciation and amortization and other non-cash expenses; provided, however, that the Operations of UWS shall be included in the calculation of Consolidated EBITDA notwithstanding that such operations are being reported externally as discontinued.

          'Eurodollar Rate Loan Unit': Each portion of any Loan designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.

          'Interest Period': For any Eurodollar Rate Loan Unit, the period which shall begin on (and include) the date of the initial borrowing date of such Eurodollar Rate Loan Unit or the date of the conversion of any Reference Rate Loan Unit into a Eurodollar Rate Loan Unit or the date of the continuation of a Eurodollar Rate Loan Unit as a Eurodollar Rate Loan Unit upon the termination of the Interest Period then applicable thereto and, unless the final maturity of such Eurodollar Rate Loan Unit is accelerated, shall end on the numerically corresponding day which is one, two or three months thereafter in the case of Eurodollar Rate Loan Units comprising part of the Revolving Loans, one month thereafter in the case of Eurodollar Rate Loan Units comprising part of Term Loan A or three months thereafter in the case of Eurodollar Rate Loan Units comprising part of Term Loan B; provided, however, that:

                    (a) any such Interest Period which would otherwise end on a day not a Eurodollar Business Day shall end on the next succeeding Eurodollar Business Day unless such next succeeding Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

                    (b) any Interest Period which begins on the last Eurodollar
               Business Day of a calendar month (or on a day for which no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of the calendar month at the end of such Interest Period;



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                    (c) no Interest Period for Eurodollar Rate Loan Units
               comprising part of the Revolving Loans shall extend beyond the Termination Date;

                    (d) no Interest Period relating to any Term Loan shall
               extend beyond the stated Maturity of such Term Loan; and

                    (e) Interest Periods shall not be chosen for Eurodollar Rate
               Loan Units which would require payment of any amount of such Eurodollar Rate Loan Unit prior to the last day of the Interest Period in order to pay any installment of any Term Loan when due or in order to pay such Term Loan in full at its Maturity Date.

          'Loan Documents': This Agreement, the Notes, the Borrower Pledge Agreement, the AWI Security Agreement, the Subsidiary Guaranties, the Letters of Credit, the Letter of Credit Applications, the VLT Security Agreement, the Tote Pledge Agreement (if required by the Administrative Bank and the Banks), the VLC Security Agreement and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any other Loan Party pursuant to which the Borrower or such other Loan Party incurs any liability to the Banks with respect to the Obligations, agrees to perform any covenant or agreement with respect to the Obligations or grants any security interest to secure the Obligations.

          'Reference Rate Loan Unit': Each portion of any Loan designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.

          'Restricted Subsidiary': AWI and each of its Subsidiaries, VLC and each of its Subsidiaries and any other Subsidiary whose capital stock is subject to a Lien in favor of the Administrative Bank for itself and the ratable benefit of the Banks.

          'Revolving Credit Commitment': The maximum unpaid principal amount of Revolving Loans and Letter of Credit Obligations which may from time to time be outstanding hereunder, being $17, 500,000.00, as the same may be reduced from time to time pursuant to Section 4.3 and, as the context may require, the agreement of the Banks to make Revolving Loans to the Borrower and of First Bank to issue Letter of Credit for the account of the Borrower and of each Bank to purchase Letter of Credit Participations, in each case subject to the terms and conditions of this Agreement."



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          (b) Section 1.1 of the Credit Agreement is further amended by adding the following definitions of "AWI Security Agreement", "Borrower Security Agreement", "Replacement Data Processing Services Contract", "Restricted Contract", "Restricted Contract Obligor", "Tote Pledge Agreement", and VLC Security Agreement":

               "'AWI Security Agreement': The Security Agreement dated as of August 19, 1996 made by AWI in favor of the Administrative Bank for itself and the ratable benefit of the Banks, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time.

               'Borrower Security Agreement': The Security Agreement dated as of August 19, 1996 made by the Borrower in favor of the Administrative Bank for itself and the ratable benefit of the Banks, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time.

               'Replacement Data Processing Services Contract': Any contract approved by the Administrative Bank and the Banks (which approval shall not be unreasonably withheld or delayed) between the Borrower or any of its Subsidiaries and a third party (including EDS) pursuant to which such third party contracts to provide data processing services to the Borrower or any of its Subsidiaries in connection with the Borrower's or such Subsidiary's performance of its obligations under the Material Contracts.

               'Restricted Contract(s)': The Minnesota Contract and each other Material Contract generating accounts now or hereafter subject to a Lien in favor of the Administrative Bank for itself and the ratable benefit of the Banks. The Restricted Contracts include, without limitation, the contracts identified on Schedule 1.1 (Restricted Contracts) attached to that certain Waiver and Fourth Amendment to Credit Agreement dated as of August 19, 1996 (the "Fourth Amendment") among the Borrower, the Administrative Bank and the Banks and incorporated into this Agreement by reference.

               'Restricted Contract Obligor(s)'. Each state lottery or other Person (other than the Borrower or any of its Subsidiaries or Related Parties) which is a party to a Restricted Contract. The Restricted Contract Obligors include, without limitation, the parties identified on Schedule 1.1 (Restricted Contracts) attached to the Fourth Amendment and incorporated into this Agreement by reference.

               'Tote Pledge Agreement': The Pledge Agreement, if any, required by the Administrative Bank to be made by Tote in favor of the Administrative Bank for itself and the ratable benefit of the Banks pursuant to Section 8.13, as originally executed in the form attached as part of Exhibit 1 to the Fourth


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          Amendment and as it may be amended, modified, supplemented, restated
          or replaced from time to time.

               'VLC Security Agreement': The Security Agreement dated as of August 19, 1996 made by VLC in favor of the Administrative Bank for itself and the ratable benefit of the Banks, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time."

          (c) Section 2.2 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 2.2 Loan Units. Except as otherwise provided herein, the Loans shall be comprised of Eurodollar Rate Loan Units and/or Reference Rate Loan Units as shall be selected by the Borrower in accordance with Section 2.3 and Section 2.4. Any combination of types of Loan Units may be outstanding at the same time; provided, however, that: (a) the Revolving Loans may not consist of more than five (5) different Eurodollar Rate Loan Units; and (b) no Term Loan may consist of more than two (2) different Eurodollar Rate Loan Units. Each Eurodollar Rate Loan Unit shall be in a minimum amount of $100,000.00 or in an integral multiple of $100,000.00 above such amount. Each Reference Rate Loan Unit shall be in an amount of not less than $100,000.00.

          (d) Section 2.3(a) of the Credit Agreement is amended in its entirety to read as follows:

               "(a) Revolving Loans. Any request by the Borrower for Revolving Loans shall be in writing, or by telephone promptly confirmed in writing if so requested by the Administrative Bank, and must be given so as to be received by the Administrative Bank not later than 12:00 noon, Minneapolis time, on: (i) the date of the requested Revolving Loans, if such Revolving Loans will not include Eurodollar Rate Loan Units; or (ii) on the third Eurodollar Business Day prior to the date of the requested Revolving Loans, if such Revolving Loans will include Eurodollar Rate Loan Units. Each request for Revolving Loans shall specify the borrowing date (which shall be a Business Day) and the amount of such Revolving Loans. Each request for Revolving Loans shall be in a minimum amount of $100,000.00. Each request for Revolving Loans shall be deemed a representation and warranty by the Borrower that all conditions precedent specified in Section 6.2 to such Revolving Loans are satisfied on the date of such request and on the date the requested Revolving Loans are made. Each written request or confirmation shall be in the form of Exhibit E attached hereto.




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          (e) Section 2.4 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 2.4 Continuation or Conversion of Loan Units for Loans. The Borrower may elect to: (i) continue any outstanding Eurodollar Rate Loan Unit from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period; or
          (ii) convert any outstanding Loan Unit into another Type of Loan Unit (on the last day of an Interest Period only, in the instance of a Eurodollar Rate Loan Unit), by giving the Administrative Bank notice in writing, or by telephone promptly confirmed in writing if so requested by the Administrative Bank, given so as to be received by the Administrative Bank not later than 10:00 a.m., Minneapolis time:
          (A) on the date of the requested continuation or conversion, if the continuing or converted Loan Unit shall be a Reference Rate Loan Unit; or (B) three (3) Eurodollar Business Days prior to the date of the requested continuation or conversion, if the continuing or converted Loan Unit shall be a Eurodollar Rate Loan Unit. Each notice of continuation or conversion of a Loan Unit shall specify: (i) the effective date of continuation or conversion (which shall be a Business Day and, if the resulting Loan Unit is a Eurodollar Rate Loan Unit, a Eurodollar Business Day); (ii) the amount and the Type or Types of Loan Units following such continuation or conversion; and
          (iii) for continuation as, or conversion into, Eurodollar Rate Loan Units, the Interest Periods for such Loan Units. Absent timely notice of continuation or conversion, each Eurodollar Rate Loan Unit shall automatically convert into a Reference Rate Loan Unit on the last day of an applicable Interest Period, unless paid in full on such last day. No Loan Unit comprising part of the Revolving Loans or the Term Loans, as the case may be, shall be continued as, or converted into, a Eurodollar Rate Loan Unit if the Interest Period selected for such Loan Unit may not transpire prior to the Maturity of the relevant Loan or if a Default or Event of Default shall exist. Each written notice of continuation or conversion shall be in the form of Exhibit G attached hereto. The Administrative Bank shall give prompt written notice to each Bank of any notice received by the Administrative Bank from the Borrower pursuant to this Section 2.4."

          (f) Section 2.6 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 2.6 Funding Losses. The Borrower will indemnify each Bank upon demand against any loss or expense which such Bank may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan Unit) as a consequence of: (i) any failure of the Borrower to make any payment when due of any amount


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          due hereunder with respect to the principal of any Loan or under the relevant Note; or (ii) any failure of the Borrower to borrow, continue or convert a Loan Unit on a date specified therefor in a notice thereof; or (iii) any payment (including, without limitation, any payment pursuant to Section 4.2, 4.3 or 10.2), prepayment or conversion of any Eurodollar Rate Loan Unit on a date other than the last day of the Interest Period for such Loan Unit. Determinations by a Bank for purposes of this Section 2.6 of the amount required to compensate such Bank shall be conclusive in the absence of manifest error, subject, however, to rebuttal by the Borrower."

          (g) Section 2.7(e)(i) of the Original Agreement is amended by changing the percentage "one and one-half percent (1.50%)" as set forth therein to the percentage "one and three-quarters percent (1.75%)".

          (h) Section 3.1 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 3.1 Interest.

                    (a) Revolving Loans.

                             (i) Subject to the provisions of Section
                        3.1(a)(ii), the Borrower agrees to pay interest on the outstanding principal amount of each Revolving Loan from the date of such Revolving Loan until the Maturity thereof:

                                   (A) With respect to each Reference Rate Loan
                            Unit comprising a portion of such Revolving Loan, at a fluctuating rate per annum equal at all times to the Reference Rate; and

                                   (B) With respect to each Eurodollar Rate Loan
                            Unit comprising a portion of such Revolving Loan, at a rate per annum equal at all times during the Interest Period relating to such Eurodollar Rate Loan Unit to the sum of the Eurodollar Rate (Reserve Adjusted) in effect for such Interest Period plus two and one-quarter percent (2.25%) per annum.

                              (ii) Notwithstanding the provisions of Section
                        3.1(a)(i), at all times after the occurrence and during the continuance of any Event of Default, the Borrower agrees to pay interest on the outstanding principal amount of each Revolving Loan from the date on which the Administrative Bank notifies


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                        the Borrower of such Event of Default at a rate per
                        annum at all times equal to the sum of the Reference Rate plus two percent (2.0%) per annum.

                    (b) Term Loans.

                              (i) Subject to the provisions of Section
                        3.1(b)(ii), the Borrower agrees to pay interest on the outstanding principal amount of each Term Loan from the date of such Term Loan until the Maturity thereof as follows:

                                   (A) with respect to each Reference Rate Loan
                            Unit comprising a portion of such Term Loan, at a fluctuating rate per annum equal at all times to the Reference Rate;

                                   (B) with respect to each Eurodollar Rate Loan
                            Unit comprising a portion of such Term Loan, at a rate per annum equal at all times during the Interest Period relating to such Eurodollar Rate Loan Unit to the sum of the Eurodollar Rate (Reserve Adjusted) in effect for such Interest Period plus two and one-quarter percent (2.25%) per annum.

                              (ii) Notwithstanding the provisions of Section
                        3.1(b)(i), at all times after the occurrence and during the continuance of any Event of Default, the Borrower agrees to pay interest on the outstanding principal balance of each Term Loan from the date on which the Administrative Bank notifies the Borrower of such Event of Default at a rate per annum at all times equal to the sum of the Reference Rate plus two percent (2.0%) per annum.

                    (c) All Loans.

                              (i) Until Maturity of a Loan: (A) interest accrued
                        through the end of a month on each Reference Rate Loan Unit shall be payable on the Monthly Payment Date coinciding with the end of such month, commencing on the first such Monthly Payment Date following the Closing Date; and (B) interest accrued during the applicable Interest Period on each Eurodollar Rate Loan Unit shall be payable on the last day of such applicable Interest Period. Interest on each Loan shall also be


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                        payable at its Maturity. Interest accrued after Maturity
                        shall be payable on demand.

                              (ii) No provision of this Agreement or any Note
                        shall require the payment of interest in excess of the rate permitted by applicable law."

          (i) Section 4.2(a)(i) of the Credit Agreement is amended by changing the words "any Term Loan" appearing therein to the words "any Loan".

          (j) Section 4.2(d) of the Credit Agreement is amended in its entirety to read as follows:

               "(d) Application of Prepayments. Each prepayment of any Term Loan shall be applied to the unpaid installments of such Loan in the inverse order of their maturities. Subject to the immediately preceding sentence, the Banks shall apply prepayments first to Reference Rate Loan Units, then to Eurodollar Rate Loan Units having an Interest Period ending on such day of prepayment and then to other Eurodollar Rate Loan Units."

          (k) Section 4.3 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 4.3 Mandatory Reduction of Revolving Credit Commitment. The Revolving Credit Commitment shall be permanently reduced by the amount of each reduction in the Letter of Credit Obligations occurring after August 19, 1996 as a result of a reduction in the amount available to be drawn on the Letters of Credit which does not result from a drawing thereon. The reduction in the Revolving Credit Commitment shall be applied to the Individual Revolving Credit Commitments of the Banks pro rata in accordance with their Percentages."

          (l) Section 5.2 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 5.2 Deposits Unavailable or Interest Rate
          Unascertainable or Inadequate; Impracticability. If any Bank determines (which determination shall be conclusive and binding on the parties hereto) that:

                    (a) deposits of the necessary amount for the relevant
               Interest Period for any Eurodollar Rate Loan Unit are not available to such Bank in the relevant market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Eurodollar Interbank Rate for such Interest Period;


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                    (b) the Eurodollar Rate (Reserve Adjusted) will not
               adequately and fairly reflect the cost to such Bank of making or funding any Eurodollar Rate Loan Units for its relevant Interest Period; or

                    (c) the making or funding of any Eurodollar Rate Loan Units has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of such Bank, materially and adversely affects such Loan Unit or such Bank's Commitment to make such Loan Unit or the relevant market;"

          such Bank shall promptly give notice of such determination to the Borrower and the Administrative Bank, and (A) all Loans made by such Bank shall accrue interest at the Reference Rate during the period on and after the date of such Bank's notice through the date on which such Bank determines that the circumstances giving rise to such Bank's determination under subsection (a), (b) or (c) no longer exists; (B)
          (1) any notice of a new Eurodollar Rate Loan Unit previously given by the Borrower and not yet borrowed or converted shall be deemed, as to such Bank, to be a notice to make a Reference Rate Loan Unit and (2) the Borrower shall be obligated to either prepay in full any outstanding Eurodollar Rate Loan Units without premium or penalty on the last day of the current Interest Period with respect thereto or convert any such Eurodollar Rate Loan Unit to a Reference Rate Loan Unit on the last day of such Interest Period or, in either case, on such earlier date as may be required by applicable law. Any prepayment or conversion of any Eurodollar Rate Loan Unit prior the end of its Interest Period shall be accompanied by any payment required by
          Section 2.6."

          (m) Section 8.(1)(i) of the Credit Agreement is amended in its entirety to read as follows:

               "(i) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which is material to the Borrower, any of its Subsidiaries or any of their respective property, and the steps being taken by the Person(s) affected by such proceeding and, with respect to any judicial or arbitration proceeding between the Borrower and any of its Subsidiaries, on the one hand, and EDS, on the other hand, immediately upon service on the Borrower or any of its Subsidiaries, notice of any motion or other procedural request by EDS for an order or other form of relief which, if granted, would interfere with the Borrower's or any of its Subsidiaries' unrestricted right to use any of its assets in the conduct of its business or would require the Borrower or any of its Subsidiaries to grant a Lien to EDS including, without limitation, any request


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          by EDS for an order requiring the Borrower or any of its Subsidiaries to deposit any money into escrow."

          (n) Section 8.11 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 8.11 Restricted Contracts; Etc. (a) Perform, and cause each of its Subsidiaries to perform, their respective duties, obligations, liabilities and covenants under any Replacement Data Processing Services Contract and each Restricted Contract in accordance with the terms thereof; and (b) deliver to the Bank, and cause each of its Subsidiaries to deliver to the Bank, copies of any notice issued or received by such Person asserting that a breach or default has occurred under any Material Contract or any Replacement Data Processing Services Contract."

          (o) Article VIII is amended by adding the following new Section 8.13:

          "8.13 Tote Pledge Agreement. Immediately, but in no event more than ten (10) Business Days' after the Administrative Bank requests that Tote execute and deliver the Tote Pledge Agreement and obtains any license that may be required by New Mexico law pertaining to the licensing of owners or operators of race tracks, the Borrower shall cause Tote to execute and deliver the Tote Pledge Agreement together with a secretary's certificate and opinion of counsel in the form attached as part of Exhibit 1 to the Fourth Amendment and the Borrower shall co-operate, and cause Tote to co-operate, with the Administrative Bank in obtaining any applicable license and the Borrower shall pay and discharge all of the costs and expenses incurred by the Administrative Bank in connection with obtaining such license and the Tote Pledge Agreement."

          (p) Section 9.2(c) of the Credit Agreement is amended in its entirety to read as follows:

               "(c) any of its property necessary or convenient to the performance of any Restricted Contract unless such Person reserves for itself all rights necessary to perform such Restricted Contract;"

          (q) Section 9.6 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 9.6 Subsidiaries, Partnerships and Joint Ventures.
          Either: (a) form or acquire any corporation which would thereby become a Subsidiary; or (b) form or enter into any partnership as a limited or general partner or form or enter into any joint venture."


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          (r) Section 9.8 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 9.8 Restricted Contracts, Etc. (a) Amend, modify or waive any material provision of any Replacement Data Processing Services Contract or any Restricted Contract in any manner which materially adversely affects the value of the Collateral or in contravention of the provisions of any Loan Document; (b) assign or transfer, by operation or law or otherwise, as collateral or otherwise, any of the Borrower's or any of its Subsidiaries' right or interest in or with respect to any Replacement Data Processing Services Contract or any Restricted Contract, as the case may be, except to the Administrative Bank for itself and the ratable benefit of the Banks or as permitted by other Sections of this Article IX; or
          (c) amend, modify or waive any subordination provision of the subordinated notes issued by the Borrower under that certain Stock Purchase Agreement dated April 18, 1994 between the Borrower and Lloyd, John and Linda Shelhamer and the Jane Ringling Shelhamer Marital Trust as amended and restated by promissory notes dated March 25, 1996 from the subordination provisions set forth in the original notes dated May 3, 1994, which subordination provisions apply to such amended and restated notes."

          (s) Section 9.9 of the Credit Agreement by inserting the word "and" after the semi-colon following "subsection (h)" therefor, changing the semi-colon following "subsection (i)" thereof to a period and by deleting the remainder of Section 9.9.

          (t) Section 9.10(d) of the Credit Agreement is amended in its entirety to read as follows:

               "(d) Other Indebtedness incurred by VLC or NSTC so long as: (i) no Default or Event of Default has occurred and is continuing at the time of the incurrence of such Indebtedness; (ii) the Indebtedness incurred by VLC is for the purpose of financing its leases (including revenue sharing contracts) of gaming machines to or with third parties and the aggregate original principal amount of any such Indebtedness incurred by VLC does not exceed $15,000,000.00; and (iii) the aggregate original principal amount of any Indebtedness incurred by NSTC does not exceed $10,000,000.00;"

          (u) Section 9.11(c) of the Credit Agreement is amended in its entirety to read as follows:

               "(c) Liens granted by VLC securing only VLC's Indebtedness permitted by Section 9.10(d); provided, however, that such Lien attaches only to the gaming machines being financed by such Indebtedness, the leases pertaining thereto and the proceeds of any thereof;"


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          (v) Section 9.12(a)(iii) of the Credit Agreement is amended by changing the amount "$25,000,000.00" appearing therein to the amount "$20,000,000.00".

          (w) Section 9.15 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 9.15 Restricted Payments. Purchase or redeem or otherwise acquire for value any shares of the Borrower's or any of its Subsidiaries' stock, declare or pay any dividends thereon (other than stock dividends), make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower's stock or set aside any funds for any such purpose, except that: (a) any of the Borrower's direct or indirect wholly-owned Subsidiaries may pay dividends to its corporate parent; and (b) the Borrower and any of its Subsidiaries may consummate any transaction permitted by Section 9.1."

          (x) Section 9.17 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 9.17 Consolidated Net Worth. Permit, as of any Quarterly Measurement Date, its Consolidated Net Worth to be less than the sum of $81,400,000.00 plus 100% of the cumulative Consolidated Net Income (without any deduction for losses) earned on and after January 1, 1996; minus the actual amount of charges taken in the second, third and/or fourth quarter of the Borrower's 1996 fiscal year up to a maximum deduction of $20,000,000.00."

          (y) Section 9.18 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 9.18 Cash Flow Leverage Ratio. Permit, as of any Quarterly Measurement Date, the Consolidated Cash Flow Leverage Ratio to be greater than 2.5 to 1.0."

          (z) Section 9.20 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 9.20 Sale of Stock; etc. Permit any of its Subsidiaries to sell any capital stock or any options, warrants or similar rights to acquire any shares of, or other securities convertible into, any of the Borrower's Subsidiaries' capital stock."

          (aa) Section 10.1(h) of the Credit Agreement is amended in its entirety to read as follows:

               "(h) A judgment or judgments for the payment of money in excess of the sum of $5,000,000.00 in the aggregate for any or all of the Loan Parties shall be rendered against any Loan Party and such Loan Party shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal or, without affecting the applicability of the foregoing, any order or other form of relief is entered in any judicial or arbitration proceeding between the Borrower and any of its Subsidiaries, on the one hand, and EDS, on the other hand, which interferes with the Borrower's or any of its Subsidiaries' unrestricted right to use any of its assets in the conduct of its business or requires that the Borrower or any of its Subsidiaries grant a Lien to EDS including, without limitation, any order or other form of relief requiring the Borrower or any of its Subsidiaries to deposit any money into escrow; or"

          (ab) Section 10.1 of the Credit Agreement is amended by changing the period following subsection "(n)" thereof to a semi-colon followed by the word "or" and by adding the following new subsection "(o)":

               "(o) The Borrower or any of its Subsidiaries week-to-week data processing arrangement with EDS shall terminate unless a Replacement Data Processing Services Contract is then in existence or unless the Administrative Bank and the Banks has approved (which approval will not be unreasonably delayed or withheld) AWI as the provider of data processing services in connection with the Borrower's or its Subsidiaries' performance of their obligations under the Material Contracts."


          (ac) Section 12.14 of the Credit Agreement is amended in its entirety to read as follows:

               "Section 12.14 Limitation on Interest in Restricted Contracts. Notwithstanding anything contained herein or in any of the other Loan Documents to the contrary, the covenants and other terms and provisions set forth in this Agreement and/or the other Loan Documents (including, without limitation, the rights, remedies of the Administrative Bank and/or the Banks) with respect to any Restricted Contract are ineffective, void ab initio, invalid and unenforceable to the extent that such covenants, terms, provisions, rights or remedies in any way violate, or constitute or result in a breach of or default under any covenant or other term or provision set forth in such Restricted Contract as construed under applicable law including, without limitation,


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



          Section 9-318(4) of the Code, or require the consent of any third party (other than the Borrower or any of its Subsidiaries) which is a party to such Restricted Contract."

          (ad) Exhibit E to the Credit Agreement is amended to conform to Exhibit E (Amended 8/96) attached hereto.

          (ae) Exhibit G to the Credit Agreement is amended to conform to Exhibit G (Amended 8/96) attached hereto.

          (af) Schedule 7.6 to the Credit Agreement is amended to conform to
     Schedule 7.6 (Amended 8/96) attached hereto.


     2.2 Construction. All references in the Credit Agreement to "this Agreement," "herein" and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

     To induce the Lender to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Lender that: (a) The execution, delivery and performance by the Borrower of this Amendment, the Replacement Notes (as hereinafter defined) and any other documents to which the Borrower is a party have been duly authorized by all necessary corporate or partnership action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person (including, without limitation, any stockholder or partner), do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Borrower's articles of incorporation or bylaws, any agreement binding on or applicable to the Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Borrower or of any of its property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the Borrower or any of its property; (b) The Credit Agreement as amended by this Amendment and the Replacement Notes are the legal, valid and binding obligations of the Borrower and are enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws, rulings or decisions at the time in effect affecting the enforceability of rights of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies.

                    ARTICLE IV - CONDITIONS AND EFFECTIVENESS

     This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions:

          4.1 Before and after giving effect to this Amendment, the representations and warranties in ARTICLE VII of the Credit Agreement shall be true and correct as though made on the date hereof except for changes that are permitted by the terms of the Credit Agreement and for the litigation now scheduled on Schedule 7.6 (Amended 8/96). The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

          4.2 Before and after giving effect to this Amendment, no Default or no Event of Default shall have occurred and be continuing under the Credit Agreement except for those expressly waived by the terms hereof. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

          4.3 The Administrative Bank shall have received a duly executed copy of this Amendment and the following documents or other items appropriately completed and duly executed by the Borrower and the other Loan Parties where appropriate:

               (a) a replacement Revolving Note (the "Replacement Revolving Note") in the form provided by the Administrative Bank appropriately completed and duly executed by the Borrower;

               (b) a replacement Term Note A (the "Replacement Term Note A") in the form provided by the Administrative Bank appropriately completed and duly executed by the Borrower;

               (c) a replacement Term Note B (the "Replacement Term Note B"; and together with the Replacement Revolving Note and Replacement Term Note A being sometimes hereinafter referred to collectively as the "Replacement Notes" and individually as a "Replacement Note") in the form provided by the Administrative Bank appropriately completed and duly executed by the Borrower;

               (d) an Amendment No. 2 to the Borrower Pledge Agreement (the "Pledge Agreement Amendment") in the form provided by the Administrative Bank appropriately completed and duly executed by the Borrower pursuant to which, among other things, the Borrower pledges to the Administrative Bank not less than 100% of AWI's, VLC's, UWS', Raven's D& R Music, Inc.'s, Automatic Music Services, Inc.'s and Automation First, Inc.'s issued and outstanding stock, together with the original stock certificates for such stock and undated stock powers signed by the Borrower in blank;

               (e) the Borrower Security Agreement in the form provided by the Administrative Bank appropriately completed and duly executed by the Borrower together with UCC-1 Financing Statements in a form acceptable to the Banks appropriately completed and duly executed by the Borrower;

               (f) a Consent in the form provided by the Administrative Bank appropriately completed and duly executed by each Guarantor;

               (g) the AWI Security Agreement appropriately completed and duly executed by AWI together with UCC-1 Financing Statements in a form acceptable to the Banks appropriately completed and duly executed by AWI;

               (h) the VLC Security Agreement appropriately completed and duly executed by VLC together with UCC-1 Financing Statements in a form acceptable to the Banks appropriately completed and duly executed by VLC;

               (i) recent UCC searches from the filing offices in all states required by the Banks which reflect that no Person holds a Lien in any of the Borrower's or any of its Subsidiaries' assets other than Permitted Liens;

               (j) a certified copy of Resolutions of the Board of Directors of each Loan Party authorizing or ratifying the execution, delivery and performance of this Amendment, the Replacement Notes, the Pledge Agreement Amendment and any other documents provided for in this Amendment;

               (k) a certificate by the Secretary or any Assistant Secretary of each Loan Party certifying the names of the officers of such Loan Party authorized to sign this Amendment, the Replacement Notes, the Pledge Agreement Amendment and any other documents provided for in this Amendment together with a sample of the true signature of such officers;

               (l) an Opinion of Counsel to the Loan Parties in form and substance satisfactory to the Administrative Bank and the Bank;

               (m) an amendment fee of $50,000.00 in immediately available funds; and

               (n) such other approvals, opinions or documents as the Administrative Bank or the Bank may reasonably request.

                               ARTICLE V - GENERAL

     5.1 Expenses. The Borrower agrees to reimburse the Administrative Bank and each Bank upon demand for all reasonable expenses, including reasonable fees of attorneys and legal expenses incurred by the Administrative Bank or such Bank in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Borrower hereunder, and to pay and save the Administrative Bank and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment, which obligations of the Borrower shall survive any termination of the Credit Agreement.

     5.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

     5.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

     5.4 Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

     5.5 Successors: Enforceability. This Amendment shall be binding upon the Borrower , the Administrative Bank and each Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Administrative Bank and each Bank and the successors and assigns of the Administrative Bank and each Bank. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

     5.6 Recitals. The recitals hereto are incorporated herein by reference and constitute an integral part of this Amendment.

     5.7 Acknowledgement and Release. In order to induce the Administrative Bank and the Banks to enter into this Amendment, the Borrower represents and warrants to the Administrative Bank and the Bank that no events have taken place and no circumstances exist at the date hereof which would give the Borrower the right to assert a defense, offset or counterclaim to any claim by the Administrative Bank or the Bank for payment of the Obligations.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.


                                   VIDEO LOTTERY TECHNOLOGIES, INC.,
                                   a Delaware corporation


                                   By:  /S/ Richard M. Haddrill
                                        ---------------------------------------
                                   Title:  Executive Vice President


                                   FIRST BANK NATIONAL ASSOCIATION,
                                   AS ADMINISTRATIVE BANK AND A BANK



                                   By   /S/ David A. Draxler
                                        ---------------------------------------
                                   Its:  Vice President




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